Exhibit 10.1

VISHAY INTERTECHNOLOGY, INC.
KEY EMPLOYEE WEALTH ACCUMULATION PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2017)

VISHAY INTERTECHNOLOGY, INC.
 KEY EMPLOYEE WEALTH ACCUMULATION PLAN
Vishay Intertechnology, Inc., a Delaware corporation (the "Company"), on behalf of itself and designated Participating Affiliates, hereby amends and restates the Vishay Intertechnology, Inc. Key Employee Wealth Accumulation Plan (the "KEWAP" or the "Plan"), effective January 1, 2017.  Prior to February 18, 2015, the Plan was known as the "Vishay Intertechnology, Inc. Deferred Compensation Plan." The Plan is sponsored by the Company for the purpose of attracting high quality executives and promoting in its key executives increased efficiency and an interest in the successful operation of the Company.  This Plan was last amended and restated effective February 18, 2015.  The Plan is intended to comply with Internal Revenue Code Section 409A and applicable authorities promulgated thereunder effective January 1, 2005.
ARTICLE 1
 Definitions
1.1 Account(s) shall mean the Retirement Account, Scheduled Distribution Accounts and any Company Contribution Account that may be established for a particular Participant pursuant to Article 3 of the Plan.
1.2 Administrator shall mean the person or persons appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 11 of the Plan.
1.3 Base Salary shall mean the Participant's base annual salary excluding incentive and discretionary bonuses, severance pay and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.
1.4 Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 10 of the Plan.
1.5 Bonus shall mean amounts payable to the Participant by the Company annually in the form of a discretionary or incentive compensation or payable under the Company sponsored long term incentive plan for the Plan Year or any other bonus designated by the Administrator before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.
1.6 Compensation shall mean Base Salary plus Bonus.
1.7 Code or IRC shall mean the Internal Revenue Code of 1986, as amended and Treasury regulations and applicable authorities promulgated thereunder.  Reference to a specific section of the Code includes not only the section but any comparable section or sections and any future legislation that amends, supplements or supersedes the section, all as interpreted by Treasury regulations, Internal Revenue Service rulings, procedures or notices and other applicable authorities.

1.8 Company shall mean Vishay Intertechnology, Inc. and/or, as the context requires, any subsidiary corporation the majority of the outstanding stock of which is owned, directly or indirectly by the Company and which is designated by the Administrator as a Participating Affiliate.
1.9 Company Contribution shall mean any discretionary contribution or matching contribution made by the Company on behalf of a Participant pursuant to Sections 2.4 and 2.5, respectively, of the Plan.
1.10 Company Contribution Account shall mean the Account established for Company Contributions pursuant to Article 3 of the Plan.
1.11 Crediting Rate shall mean the notional gains and losses credited on the Participant's Account balance which are based on the Participant's choice among the investment alternatives made available by the Administrator pursuant to Article 3 of the Plan.
1.12 Disabled or Disability shall be interpreted consistent with Code Section 409A and shall mean that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant's employer.  The Administrator may require that the Participant submit evidence of such qualification for disability benefits in order to determine that the Participant is Disabled under this Plan.
1.13 Eligible Executive shall mean an executive of the Company or Participating Affiliate selected by the Administrator to be eligible to participate in the Plan.
1.14 Employer shall mean that Plan sponsor that is the legal employer of the Participant.
1.15 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, as interpreted by Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.
1.16 Financial Hardship shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or the Participant's dependent (as defined in Code Section 152(a)), or a beneficiary, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (but shall in all events correspond to the meaning of the term "unforeseeable emergency" under Code Section 409A(a)(2)(v)).

1.17 Participant shall mean an Eligible Executive who has elected to participate and has completed a Participant Election Form pursuant to Article 2 of the Plan and/or on whose behalf a Company Contribution has been credited to the Plan.
1.18 Participant Election Form shall mean the written agreement to make a deferral submitted by the Participant to the Administrator on a timely basis pursuant to Article 2 of the Plan.  The Participant Election Form may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Administrator.
1.19 Participating Affiliate shall mean a subsidiary corporation the majority of the outstanding stock of which is owned, directly or indirectly by the Company which has been designated by the Administrator as a Participating Affiliate and has adopted the Plan pursuant to Section 12.6 of the Plan.
1.20 Plan Year shall mean the calendar year.
1.21 Retirement shall mean Termination of Employment on or after the Retirement Eligibility Date.
1.22 Retirement Account shall mean the Account established for amounts payable on or after Termination of Employment pursuant to Article 3 of the Plan.
1.23 Retirement Eligibility Date shall mean the earlier of the date on which the Participant has either attained age fifty-five (55) or completed at least ten (10) Years of Service.
1.24 Scheduled Distribution shall mean the distribution elected by the Participant pursuant to Article 7 of the Plan.
1.25 Scheduled Distribution Account shall mean an Account established for amounts payable in the form of a Scheduled Distribution pursuant to Articles 3 and 7 of the Plan.
1.26 Settlement Date shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence.  Unless otherwise specified, the Settlement Date shall be the earlier of the last day of the January or July next following the event triggering the payout.  If benefits are payable in installments, after the first installment, each subsequent installment shall be paid in January of each subsequent Plan Year.  In the case of death, the Administrator shall be provided with the documentation reasonably necessary to establish the fact of the Participant's death.  Notwithstanding the forgoing or any other provision of the Plan, in the event that the Participant is a "key employee" (as defined in Code Section 416(i) (without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market, the Settlement Date following a Termination of Employment shall be after the earlier of (i) the last day of the sixth (6th) month following the Participant's Termination of Employment, or (ii) the Participant's death, consistent with the provisions of Code Section 409A and applicable authorities.  Benefit installments delayed by reason of the prior sentence shall be caught up and paid together on the earlier of first day of the seventh (7th) month following Participant's Termination of Employment or the month following the Participant's death, consistent with all requirements of Code Section 409A.

1.27 Termination of Employment shall mean, with respect to a given Participant, the date when, for any reason, including Retirement, death or Disability, (but excluding approved leaves of absence of six (6) months or less, or a longer period if the right to return to employment after such period is protected by law or contract) the level of services provided by such Participant to the Company (or any affiliate under common ownership aggregated with the Company for purposes of Code Section 409A) in any capacity has permanently decreased to a level equal to no more than twenty percent (20%) of the average level of services performed by such Participant for the Employer during the immediately preceding thirty-six (36) month period (or the Participant's full period of services to the Company, if a lesser period).
1.28 Valuation Date shall mean the date through which earnings are credited and shall be as close to the payout or other event triggering valuation as is administratively feasible but in no event earlier than the last day of the month preceding the month in which the payout or other event triggering valuation occurs.
1.29 Years of Service shall mean the cumulative consecutive years of continuous full- time employment with the Company, beginning on the date the Participant first began service with the Company, and counting, each anniversary thereof.
ARTICLE 2
 Participation
2.1 Elective Deferral.  Each year a Participant may elect to defer a whole percentage or specified dollar amount of up to ninety percent (90%) of Base Salary and/or up to one hundred percent (100%) of any Bonus for services performed during the Plan Year.  The Administrator may further limit the maximum or the minimum amount of deferrals by any Participant or group of Participants, at any time, in its sole discretion.
2.2 Participant Election Form.  In order to make a deferral, an Eligible Executive must submit a Participant Election Form to the Administrator during the enrollment period established by the Administrator prior to the beginning of the calendar year in which services are performed to earn Base Salary and Bonus.  The Administrator may establish a special enrollment period ending no later than thirty (30) days after an Eligible Executive first becomes eligible to participate in the Plan, to allow deferrals by such Eligible Executive of amounts earned during the balance of such Plan Year (as long as such Eligible Executive is not already a participant in another plan or arrangement which is aggregated with this Plan for purposes of Code Section 409A).  The Administrator may permit an Eligible Executive to defer Compensation such that an eligible Executive may defer Compensation at a different rate with respect to (a) Compensation up to the Social Security Taxable Wage Base as in effect for the Plan Year, (b) Compensation in excess of the Social Security Taxable Wage Base as in effect for the Plan Year but not in excess of the applicable limit established for the Plan Year under Code Section 401(a)(17) and (c) Compensation in excess of the applicable limit established for the Plan Year under Code Section 401(a)(17). To the extent allowed by Code Section 409A, the Administrator may allow deferral elections to be made or revised no later than six (6) months before the end of the performance period solely with respect to any "performance-based compensation" as defined in Code Section 409A and applicable Treasury Regulations that is based on services performed over a period of at least twelve (12) months.  If no Participant Election Form is filed during the prescribed enrollment period, the Participant's election for the prior Plan Year shall continue in force for the next Plan Year.  An election to defer Base Salary or Bonus shall be irrevocable upon termination of the enrollment period except as provided in Section 2.3, Article 6 in the event the Participant becomes Disabled or Article 7 in the case of a Financial Hardship.

2.3 Elections Regarding Time and Form of Payout.  At the time that a Participant makes a deferral election with respect to a Plan Year, the Participant shall also designate the time and form for distribution of such deferral.  All elections must provide for distribution to be made at a time and in a form that is consistent with the distribution options made available under Article 4 of the Plan.  An election with respect to the time and form of benefit payouts may only be changed under the following terms and conditions.  Except as expressly provided herein, no acceleration of a distribution is permitted.  A subsequent election that delays part or all of any payment or changes the form of part or all of any payment is permitted if and only if all of the following requirements are met:
(1) the new election does not take effect until at least twelve (12) months after the date on which the new election is made;
(2) in the case of payments made on account of Termination of Employment or a Scheduled Distribution, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election;
(3) in the case of payments made according to a Scheduled Distribution, the new election is not made less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election; and
(4) when the subsequent election is made, (i) the Participant is actively employed by the Company or a Participating Affiliate or (ii) the Participant is a former employee of the Company or a Participating Affiliate whose Retirement was effective within the preceding ten (10) years.
Installment elections shall be treated as a single payment election for purposes of making election changes and any portion of an Account that the Participant has elected to receive in a single lump sum shall be treated as a separate payment election from amounts elected to be received on an installment basis.  Election changes made pursuant to this Section shall be made on written or electronic forms provided by the Administrator, and in accordance with rules established by the Administrator and shall comply with all requirements of Code Section 409A and applicable Treasury Regulations.
2.4 Discretionary Company Contributions.  The Company shall have the discretion to make additional Company Contributions to the Plan on behalf of any Participant.  Company Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Company Contribution regardless of whether Company Contributions are made on behalf of other Participants.  Company Contributions shall be allocated to a Company Contributions Account established under Section 3.1, unless the Administrator, in its complete and sole discretion, shall direct such amounts at the time the right to the Company Contribution is granted to be credited to an outstanding Retirement Account or Scheduled Distribution Account established pursuant to Section 3.1 for the applicable Participant.

2.5 Matching Contributions.  Each Plan Year, an Eligible Executive (1) who is a Highly Compensated Employee (as that term is defined in the Vishay Employee Savings Plus Plan (the "401(k) Plan")), (2) who participates in both the 401(k) Plan and this Plan and (3) who meets the matching contribution eligibility requirements noted in Section 3.4.1 of the 401(k) Plan is eligible to be allocated matching contributions under the Plan as follows: (i) in an amount equivalent to the matching contributions that would have been made to the 401(k) Plan had the Base Salary deferrals made by such Eligible Executive to the Plan actually been made to the 401(k) Plan; (ii) following the date during the Plan Year on which the Eligible Executive contributes the maximum allowable amount of elective deferrals to the 401(k) Plan for such year, in an amount equivalent to the matching contributions that would have been made to the 401(k) Plan without regard to such elective deferral plan maximum and based on the Eligible Executive's elective deferral percentage then in effect under the 401(k) Plan; and (iii) in an amount equivalent to the matching contributions that would have been allocated to such Eligible Executive under the 401(k) Plan to the extent such allocation of matching contributions under the 401(k) Plan with respect to such Eligible Executive for such Plan Year were limited to permit the 401(k) Plan to meet the requirements of Section 3.7 of the 401(k) Plan for such Plan Year. Matching contributions shall be allocated to the Eligible Executive's Company Contributions Account established under Section 3.1 as of the last day of the applicable Plan Year.
ARTICLE 3
 Accounts
3.1 Participant Accounts.  Solely for recordkeeping purposes up to seven (7) Accounts shall be maintained for each Participant.  One Retirement Account and five (5) Scheduled Distribution Accounts shall be maintained for the Participant and credited with the Participant's deferrals directed by the Participant to each Account at the time such amounts would otherwise have been paid to the Participant.  One (1) Company Contribution Account shall be maintained for any Participant for whom the Company has made Company Contributions and shall be credited with any Company Contributions made on behalf of such Participant at the time and as directed by the Administrator.  Accounts shall be deemed to be credited with notional gains or losses as provided in Section 3.2 from the date the deferral is credited to the Account through the Valuation Date.
3.2 Vesting of Accounts.  All amounts credited to the Participants Retirement and Scheduled Distribution Accounts shall be fully vested at all times.  Amounts credited to a Participant Company Contributions Account shall vest as determined by the Administrator at the time such Company Contributions are made to the Plan which vesting schedule shall be specified in an Exhibit A to the Plan which may be revised from time to time as directed by the Administrator; provided, however, that any matching contributions made to the Plan pursuant to Section 2.5 shall be deemed vested when credited to the Participant's Account.

3.3 Crediting Rate.  The Crediting Rate on amounts in a Participant's Account shall be based on the Participant's choice among the investment alternatives made available from time to time by the Administrator.  The Administrator shall establish a procedure by which a Participant may elect to have the Crediting Rate based on one or more investment alternatives and by which the Participant may change investment elections at least quarterly.  The Participant's Account balance shall reflect the investments selected by the Participant.  If an investment selected by a Participant sustains a loss, the Participant's Account shall be reduced to reflect such loss.  The Participant's choice among investments shall be solely for purposes of calculation of the Crediting Rate.  If the Participant fails to elect an investment alternative the Crediting Rate shall be based on the investment alternative selected for this purpose by the Administrator.  The Company shall have no obligation to set aside or invest funds as directed by the Participant and, if the Company elects to invest funds as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.  During payout, the Participant's Account shall continue to be credited at the Crediting Rate selected by the Participant from among the investment alternatives or rates made available by the Administrator for such purpose.  Installment payments shall be recalculated annually by dividing the account balance by the number of payments remaining without regard to anticipated earnings or in any other reasonable manner as may be determined from time to time by the Administrator.

3.4 Statement of Accounts.  The Administrator shall provide each Participant with statements at least annually setting forth the Participant's Account balance as of the end of each year.

ARTICLE 4
Benefits

4.1 Retirement Benefits.  In the event of the Participant's Retirement, the Participant shall be entitled to receive an amount equal to the total balance of the Participant's Retirement and Company Contributions Accounts credited with notional earnings as provided in Article 3 through the Valuation Date.  The benefits shall be paid in a single lump sum unless the Participant has made a valid election under Section 2.3 to have the benefits paid in annual installments over a specified period of not more than twenty (20) years or a combination of both.    If payments are elected to be received in a combination of a lump sum and installments they shall be treated as two separate payment elections for purposes of making changes pursuant to Section 2.3.  If payments are elected to be received in a combination of a lump sum and installments, the first payment shall be the lump sum payment and all subsequent payments shall be the installment payments.  Payments shall begin on the Settlement Date following Retirement unless the Participant has made a valid election under Section 2.3 to have a payment election commence on a later date.
4.2 Termination Benefit.  Upon Termination of Employment other than by reason of Retirement, death, or Disability, the Company shall pay to the Participant a termination benefit equal to the vested balance on Termination of Employment of all of the Participant's Accounts credited with notional earnings as provided in Article 3 through the Valuation Date.  The termination benefits shall be paid in a single lump sum on the Settlement Date following Termination of Employment.

4.3 Small Benefit Exception.  Notwithstanding the foregoing, in the event the sum of all benefits payable to the Participant by reason of Retirement or Termination of Employment is less than or equal to five thousand dollars ($5,000) as of the date of Termination of Employment, subject to compliance with Code Section 409A, benefits shall be paid in a single lump sum payable on the Settlement Date next following Termination of Employment.
ARTICLE 5
 Death Benefits
5.1 Survivor Benefit Before Benefits Commence.  If the Participant dies prior to commencement of benefits under Article 4, the Company shall pay to the Participant's Beneficiary a death benefit equal to the total balance on death of the Participant's Account credited with notional earnings as provided in Article 3 through the Valuation Date.  The death benefit shall be paid in a single lump sum on the Settlement Date following the date the Participant's death is established by reasonable documentation.
5.2 Survivor Benefit After Benefits Commence.  If the Participant dies after benefits have commenced under Article 4, the Company shall pay to the Participant's Beneficiary an amount equal to the remaining benefits payable to the Participant under the Plan over the same period such benefits would have been paid to the Participant.  Notwithstanding the foregoing, if and as permitted by Code Section 409A and applicable authorities, the Administrator may establish a procedure by which a Beneficiary, after the death of a Participant, may elect to change the time and form of distribution of death benefits.

5.3 Small Benefit Exception.  Notwithstanding the foregoing, in the event the sum of all benefits payable to a Beneficiary as a result of the Participant's death is less than or equal to five thousand dollars ($5,000) as of the date of Termination of Employment, subject to compliance with Code Section 409A, such benefits shall be paid in a single lump sum payable on the Settlement Date next following the date the Participant's death is established by reasonable documentation.
ARTICLE 6
 Disability
6.1 Disability.  In the event a Participant becomes Disabled, deferred elections shall cease and for purposes of calculating benefits under the Plan, Disability shall be treated as a Retirement entitling the Participant to receive the benefits provided under Article 4.1 of the Plan.  The Disability benefits shall commence on the Settlement Date following Termination of Employment by reason of Disability.
ARTICLE 7
 Scheduled Distributions
7.1 Election.  The Participant may make an election on the Participant Election Form at the time of making a deferral to take a Scheduled Distribution from the Account established by the Participant for such purpose, including any earnings credited thereon.  The Participant may elect to receive the Scheduled Distribution in January or July of any Plan Year on or after the third (3rd) Plan Year following the enrollment period in which such Scheduled Distribution is elected and may elect to have the Scheduled Distribution distributed over a period of up to five (5) years.  The Participant may elect to make additional deferrals into such Scheduled Distribution Account that is not in payout status in subsequent Participant Election Forms but may only elect another Scheduled Distribution date for such Account in accordance with the change in elections provisions of Section 2.3.  The Participant may establish up to five (5) separate Scheduled Distribution Accounts with different Scheduled Distribution dates but shall not establish a sixth such Account until all of the funds in one of the first Scheduled Distribution Accounts have been distributed in full.  If a Participant mistakenly designates that a deferral be allocated to a Scheduled Distribution Account that is in payout status in the Plan Year the deferral would be allocated to such Account, such deferral shall be allocated to the Participant's Retirement Account for such Plan Year.

7.2 Timing of Scheduled Distribution.  The Scheduled Distribution shall commence no later than the last day of January or July of the Plan Year elected by the Participant in the Participant Election Form which may be before or after Retirement, subject to Section 4.3.  However, in the event of Termination of Employment prior to the Retirement Eligibility Date, the Scheduled Distribution shall be paid in the form of a single lump sum on the Settlement Date following Termination of Employment as provided in Section 4.2 of the Plan.  In the event Termination of Employment is as a result of the Participant's death, the Scheduled Distribution shall be paid as provided in Article 5 of the Plan.

ARTICLE 8
 Financial Hardship Distribution
8.1 Financial Hardship Distribution.  Upon a finding that the Participant (or, after the Participant's death, a Beneficiary if permitted under Code Section 409A) has suffered a Financial Hardship, subject to Treasury Regulations promulgated under Code Section 409A, the Administrator may, at the request of the Participant, approve cessation of current deferrals under the Plan or accelerate distribution of benefits in the amount reasonably necessary to alleviate such Financial Hardship.  The amount distributed pursuant to this Section with respect to an emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
ARTICLE 9
 Amendment and Termination of Plan
9.1 Amendment or Termination of Plan.  The Company may, at any time, direct the Administrator to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant's Account balances.  If the Company terminates the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan prior to the termination.  Notwithstanding the preceding, to the extent permitted under Code Section 409A and applicable authorities, the Administrator may, in its complete and sole discretion, accelerate distributions upon termination of the Plan by reason of a "change in ownership" or "effective control" of the Company or the Employer or a "change in ownership of a substantial portion of assets" of the Employer or other circumstances specifically authorized under Code Section 409A.

ARTICLE 10
 Beneficiaries
10.1 Beneficiary Designation.  The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant's death.  The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrator during the Participant's lifetime on a form prescribed by the Administrator.
10.2 Revision of Designation.  The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations.  Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant's new spouse has previously been designated as Beneficiary.

10.3 Successor Beneficiary.  If the primary Beneficiary dies prior to complete distribution of the benefits provided in Article 5, the remaining Account balance shall be paid to the contingent Beneficiary elected by the Participant.
10.4 Absence of Valid Designation.  If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant's benefits, then the Administrator shall direct the distribution of such benefits to the Participant's estate.
ARTICLE 11
Administration/Claims Procedures

11.1 Administration.  The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan.  All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby.  No Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan.  The Company will indemnify and hold harmless the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons' duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

11.2 Claims Procedure.  Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim.  The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period.  If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim.  The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period.  Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant's right to submit the claim for binding arbitration in the event of an adverse determination on review.

11.3 Review Procedures.  Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial.  Such review shall be undertaken by the Administrator and shall be a full and fair review.  The claimant shall have the right to review all pertinent documents.  The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant's request for review.  The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant's right to submit the claim for binding arbitration in the event of an adverse determination on review.
ARTICLE 12
 Conditions Related to Benefits
12.1 Nonassignability.  The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever.  Those benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.  Notwithstanding the foregoing, to the extent necessary to comply with the terms of a "domestic relations order" (as defined in Section 414(p)(l)(B) of the Code) the Administrator shall (i) cause all or a portion of a Participant's Account balance to be segregated into a sub-Account for the benefit of the Participant's spouse, child or other dependent of the Participant identified in such order, (ii) with respect to such sub-Account, give the Participant's spouse, child or dependent (or their legal representative if such spouse, child or dependent is incompetent or a minor), as applicable, (A) the same investment alternatives as are available to the Participant under Section 3.3 for purposes of determining the Crediting Rate thereafter with respect thereto until such amount is distributed under the Plan, and (B) the same distribution form and timing options as are available to the Participant under Article 4, as well as any other form and timing of payment determined in the discretion of such individual or representative, including but not limited to an immediate lump sum payment, all subject to compliance with Code Section 409A.

12.2 No Right to Company Assets.  The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.
12.3 Protective Provisions.  The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator.  If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan.  In the event of the Participant's suicide during the first two (2) years in the Plan, or if the Participant makes any material misstatement of information or non-disclosure of medical history, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Administrator.

12.4 Withholding.  The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan.  If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of other amounts payable to the Participant.
12.5 Assumptions and Methodology.  The Administrator shall establish the assumptions and method of calculation used in accounting for and determining the present or future value of benefits, earnings, payments, fees, expenses or any other amounts required to be calculated under the terms of the Plan.  The Administrator shall also establish reasonable procedures regarding the form and timing of installment payments.  Such assumptions and methodology shall be established by the Administrator and made available to Participants and may be changed from time to time by the Administrator.
12.6 Adoption by Participating Affiliates.  The Administrator may authorize any subsidiary or affiliate of Vishay Intertechnology, Inc. to adopt the Plan and become a Participating Affiliate.  In order to become a Participating Affiliate, such entity shall deliver to the Administrator a corporate resolution evidencing adoption of the Plan by the Board of Directors of the Participating Affiliate.  Each Participating Affiliate, by adopting the Plan agrees to comply with any requirements of the Administrator with respect to administration of the plan and authorizes the Administrator and/or Vishay Intertechnology, Inc. to act as its agent in all transactions in which the Administrator believes such agency will facilitate administration of the Plan including amendment or termination of the Plan.  A Participating Affiliate may independently terminate its participation in the Plan under the same terms and conditions provided in Article 9.

12.7 Trust.  The Company shall be responsible for the payment of all benefits under the Plan, At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors.  Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.
ARTICLE 13
 Miscellaneous
13.1 Successors of the Company.  The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
13.2 Employment Not Guaranteed.  Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.
13.3 Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

13.4 Captions.  The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
13.5 Validity.  In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.
13.6 Waiver of Breach.  The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.
13.7 Notice.  Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the ease of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.

13.8 Inability to Locate Participant or Beneficiary.  It is the responsibility of a Participant to apprise the Administrator of any change in address of the Participant or Beneficiary.  In the event that the Administrator is unable to locate a Participant or Beneficiary for a period of three (3) years, the Participant's Account shall be forfeited to the Company.
13.9 Errors in Benefit Statement or Distributions.  In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered.  In the event of an error in deferral amount, consistent with and as permitted by any correction procedures established under Code Section 409A, the error shall be corrected immediately upon discovery by, in the case of an excess deferral, distribution of the excess amount to the Participant, or, in the case of an under deferral, reduction of other compensation payable to the Participant.  In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with any correction procedures established under Code Section 409A, immediately upon the discovery of such error. In the event of an overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with Code Section 409A) to recoup the amount of such overpayments).
13.10 ERISA Plan.  The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

13.11 Applicable Law.  In the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of California.
13.12 Arbitration.  Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association.  Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen.  In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question.  The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction.  The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 23rd day of December, 2016.
Vishay Intertechnology, Inc.

By  /s/ David L. Tomlinson

Its Sr. Vice President – Corporate Controller

EXHIBIT A
VISHAY INTERTECHNOLOGY, INC.
 DEFERRED COMPENSATION PLAN
WHEREAS, Vishay Intertechnology, Inc. (the "Company") on behalf of itself and Participating Employers has adopted and maintains that certain amended and restated Deferred Compensation Plan (the "Plan"), effective January 1, 2009 (the "Plan");
WHEREAS, Section 3.2 of the Plan provides that Company Contributions shall vest as determined by the Administrator and specified in an Exhibit A to the Plan which may be revised from time to time as directed by the Administrator;
WHEREAS, Company Contributions have been made to the Plan and future Company Contributions are intended to be made to the Plan for which the Administrator desires to specify the timing of vesting;
NOW, THEREFORE, the Administrator by the authority vested in it under the terms of the Plan hereby establishes the following vesting provisions for Company Contributions to the Plan:
(1)	All Company Contributions credited to the Plan as of January 1, 2011 shall be fully vested as of such date.
(2)
All Company Contributions credited to the Plan after January 1, 2011 shall be fully vested as of the date of contribution unless a delayed vesting date is specifically provided under the terms of a special "Discretionary Company Contribution Grant Notice" which shall be provided to the Participant and retained by the Administrator.

IN WITNESS WHEREOF, the Administrator has caused this Exhibit A to be adopted and executed by its duly authorized representative effective as of January 1, 2011.
VISHAY INTERTECHNOLOGY, INC.
 Deferred Compensation Plan Administrator
By: /s/ Ken Baldyga
Title: Vice President - HR
Date: June 28, 2011